Exhibit 21.1

MASSIMO GROUP

EXHIBIT 21 — SUBSIDIARY OF THE REGISTRANT

The following are the subsidiaries of Massimo Group as of December 31, 2023.

		Percentage of
Name of Company	Incorporated	Ownership
Massimo Motor Sports LLC	Nevada	100
Massimo Marine LLC	Texas	100